                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                 ----------------------------------------------

                                       OF
                                       --

                    GENESYS TELECOMMUNICATIONS LABORATORIES
                    ---------------------------------------


     Michael McCloskey and Richard C. DeGolia certify that:

     1. They are the Vice President and the Secretary, respectively, of Genesys Telecommunications Laboratories, a California corporation (the "CORPORATION").

     2. The Articles of Incorporation of this Corporation are amended and restated to read as follows:


                                   "ARTICLE I

     The name of this Corporation is Genesys Telecommunications Laboratories,
Inc.


                                   ARTICLE II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

     This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock ("COMMON STOCK") and Preferred Stock ("PREFERRED STOCK"). The total number of shares of Common Stock this Corporation shall have authority to issue is 120,000,000 shares, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 4,146,870 shares. Of the shares of Preferred Stock, 900,000 shares are hereby designated as Series A Preferred Stock ("SERIES A PREFERRED"), 1,897,878 shares are hereby designated as Series B Preferred Stock ("SERIES B PREFERRED") and 1,348,992 shares are hereby designated as Series C Preferred Stock ("SERIES C PREFERRED").

     Upon the effective date of these Amended and Restated Articles of Incorporation, (i) every one (1) outstanding share of Series A Preferred Stock shall be converted into six (6) shares of Series A Preferred Stock of this Corporation and (ii) every one (1) outstanding share of Series B Preferred Stock shall be converted into six (6) shares of Series B Preferred Stock of this Corporation.

     The Corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed on the Preferred Stock and the holders thereof are as set forth below.

     Section 1.  Dividends.  The holders of the Series A Preferred shall be
                 ---------
entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $.1333 per share per annum. The holders of the Series B Preferred shall be entitled to receive, when and as declared by the Board by Directors, out of funds legally available therefor, dividends at the rate of $.225 per share per annum. The holders of the Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $.6672 per share per annum. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series A Preferred, Series B Preferred and Series C Preferred unless declared by the Board of Directors. No dividends shall be declared on the Series A Preferred, Series B Preferred or Common Stock until dividends at the rate specified above calculated for each year the Series C Preferred has been outstanding have been declared with respect to the Series C Preferred. No dividends or other distributions shall be made with respect to the Series A Preferred, the Series B Preferred or Common Stock, other than dividends payable solely in Common Stock, until all declared dividends on the Series C Preferred have been paid or set apart. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, until all declared dividends on the Preferred Stock have been paid or set apart.

     Section 2.  Liquidation Preference.  In the event of any liquidation,
                 ----------------------
dissolution, or winding up of the Corporation, either voluntary or involuntary (a "LIQUIDATION"), distributions to the shareholders of the Corporation shall be made in the following manner:

     (a) Series C Preferred.  In the event of a Liquidation, the holders of
         ------------------
Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred, Series B Preferred and Common Stock by reason of their ownership of such stock, an amount equal to $11.12 per share for each share of Series C Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred (the

"SERIES C LIQUIDATION PREFERENCE"), to be paid out of the Corporation's assets legally available for distribution to its shareholders (the "LIQUIDATION ASSETS"). If upon a Liquidation, the Liquidation Assets to be distributed among the holders of Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid Series C Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C Preferred in a manner such that the amount to be distributed to each holder of Series C Preferred shall equal the amount obtained by multiplying the Liquidation Assets hereunder by a fraction, the numerator of which shall be equal to the number of shares of Series C Preferred then held by such holder multiplied by the Series C Liquidation Preference, and the denominator of which shall be equal to the total number of shares of Series C Preferred then outstanding multiplied by the Series C Liquidation Preference.

     (b) Series A and Series B Preferred.  After payment has been made to the
         -------------------------------
holders of the Series C Preferred of the full amounts to which they shall be entitled as aforesaid in subparagraph (a), the holders of Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to (i) $2.2167 per share for each share of Series A Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred (the "SERIES A LIQUIDATION PREFERENCE"), and (ii) $3.6883 per share for each share of Series B Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred (the "SERIES B LIQUIDATION PREFERENCE"), to be paid out of the remaining Liquidation Assets. If upon a Liquidation, such remaining Liquidation Assets to be distributed among the holders of Series A Preferred and Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid Series A Liquidation Preference and Series B Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series A Preferred and Series B Preferred shall be distributed ratably among such holders in a manner such that the amount to be distributed to each holder of Series A Preferred and Series B Preferred shall equal the amount obtained by multiplying the remaining Liquidation Assets hereunder by a fraction, the numerator of which shall be equal to the sum of (a) the number of shares of Series A Preferred then held by such holder multiplied by the Series A Liquidation Preference and (b) the number of shares of Series B Preferred then held by such holder multiplied by the Series B Liquidation Preference, and the denominator of which shall be equal to the sum of (A) the total number of shares of Series A Preferred then outstanding multiplied by the Series A Liquidation Preference and (B) the total number of shares of Series B Preferred then outstanding multiplied by the Series B Liquidation Preference.

     (c) Common Stock.  After payment has been made to the holders of the Series
         ------------
A Preferred, Series B Preferred and Series C Preferred of the full amounts to which they shall be entitled as aforesaid in subparagraphs (a) and (b), all remaining Liquidation Assets shall be distributed ratably among the holders of the Common Stock in a manner such that the remaining amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

     (d) Deemed Liquidation.  For purposes of this Section 2, a merger or
         ------------------
consolidation of the Corporation with or into any other corporation or corporations (except where a majority of the outstanding equity securities of the surviving corporation immediately after the merger or consolidation is held by persons who were shareholders of this Corporation immediately prior to the merger or consolidation), or a sale or other transfer of all or substantially all of the assets of the Corporation (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of the Corporation), shall be treated as a Liquidation.

     (e) Consent.  Each holder of an outstanding share of Preferred Stock shall
         -------
be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law of California, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements between the Corporation and such persons providing for the Corporation's right of said repurchase.

     Section 3.  Voting Rights.  Except as otherwise required by law or by
                 -------------
Section 5 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

     Section 4.  Conversion.  The holders of the Preferred Stock shall have
                 ----------
conversion rights as follows (the "CONVERSION RIGHTS"):

     (a) Right to Convert. Each share of Preferred Stock shall be convertible,
         ----------------
without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) for the Series A Preferred, $2.2167 by the Series A Conversion Price for each share of Series A Preferred to be converted,
(ii) for the Series B Preferred, $3.6883 by the Series B Conversion Price for each share of Series B Preferred to be converted, and (iii) for the Series C Preferred, $11.12 by the Series C Conversion Price for each share of Series C Preferred to be converted, with each such Conversion Price determined as hereinafter provided and as in effect at the time of conversion for such series of Preferred Stock. The prices at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred, Series B Preferred and Series C Preferred without the payment of any additional consideration by the holders thereof shall initially be (A) $2.2167 per share of Common Stock in the case of the Series A Preferred (the "SERIES A CONVERSION PRICE"), (B) $3.6883 per share of Common Stock in the case of the Series B Preferred (the "SERIES B CONVERSION PRICE"), and (C) $11.12 per share of Common Stock in the case of the Series C Preferred (the "SERIES C CONVERSION PRICE"). Such initial Conversion Prices shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the respective series of Preferred Stock is convertible, as hereinafter provided. Upon conversion, all declared and unpaid dividends on the Series A Preferred, Series B Preferred and Series C Preferred shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

     (b)  Automatic Conversion.
          --------------------

     (i) Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate offering price to the public of not less than $15,000,000, and at a price per share (prior to underwriter commissions and offering expenses) of not less than $11.12 per share (appropriately adjusted for any recapitalization, stock split or like event).

     (ii) The Series A Preferred Stock and the Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the date upon which the Corporation obtains the consent of the holders of a majority of the Series A Preferred and Series B Preferred then outstanding, voting together as a class.

In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of

Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

     (c) Mechanics of Conversion.  No fractional shares of Common Stock shall be
         -----------------------
issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation at its election shall either (i) pay cash equal to such fraction multiplied by the then effective Conversion Price or (ii) issue one whole share of Common Stock for each fractional share to which the holder would otherwise be entitled. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (d) Adjustments to Conversion Price for Diluting Issues.
         ---------------------------------------------------

          (i) Special Definitions.  For purposes of this subsection 4(d), the
              -------------------
following definitions shall apply:

          (1) "Option" shall mean rights, options or warrants to subscribe for,
               ------
purchase or otherwise acquire either Common Stock or Convertible Securities.

          (2) "Original Issue Date" shall mean the date on which the first share
               -------------------
of Series C Preferred was issued.

          (3) "Convertible Securities" shall mean any evidences of indebtedness,
               ----------------------
shares or other securities convertible into or exchangeable for Common Stock.

          (4) "Additional Shares of Common" shall mean all shares of Common
               ---------------------------
Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

          (A) upon conversion of shares of Preferred Stock (i) outstanding as of the Original Issue Date or (ii) acquired upon exercise of any Preferred Stock warrants outstanding as of the Original Issue Date;

          (B) as a dividend or distribution on Preferred Stock or as a result of any event for which adjustment is made pursuant to subparagraph (d)(vi) hereof;

          (C) to officers, directors and employees of, and consultants to, the Corporation pursuant to the Corporation's 1995 Stock Option Plan or such other arrangement approved by the Corporation's Board of Directors (up to an additional 2,300,000 shares after the Original Issue Date, with such 2,300,000 limitation not applicable to any shares of Common Stock issued or issuable upon exercise of any option, warrant or other right issued, granted or outstanding on or prior to the Original Issue Date);

          (D) upon exercise of any option, warrant or other right issued, granted or outstanding on or prior to the Original Issue Date;

          (E) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clause(s) (A), (B), (C) and (D).

          (ii)  No Adjustment of Conversion Price.  Notwithstanding anything to
                ---------------------------------
the contrary, no adjustment in the number of shares of Common Stock into which any series of Preferred Stock is convertible shall be made, by adjustment in the Conversion Price of such series of Preferred Stock in respect of the issuance of Additional Shares of Common or otherwise, unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price of such series in effect on the date of, and immediately prior to, the issue of such Additional Share of Common.

          (iii)  Deemed Issuances of Additional Shares of Common.
                 -----------------------------------------------

          (1) Options and Convertible Securities.  In the event the Corporation
              ----------------------------------
at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued with respect to an adjustment of the Conversion Price for a series of Preferred Stock unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of such series of Preferred Stock in effect on the date of and immediately prior to such issue or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

          (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

          (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease in consideration or increase or decrease in the number of shares issuable becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

          (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

          (a) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

          (b) in the case of Options for Convertible Securities, the only Additional Shares of Common deemed to have been issued were the Convertible Securities, if any, that were actually issued upon the exercise of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

          (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price as it existed on the original adjustment date, or
(ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

          (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

          (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 4(d)(iii) as of the actual date of their issuance.

          (2) Stock Dividends, Stock Distributions and Subdivisions.  In the
              -----------------------------------------------------
event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common shall be deemed to have been issued:

          (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

          (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

          If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 4(d)(iii) as of the time of actual payment of such dividend.

          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares
               -----------------------------------------------------------------
of Common.  In the event the Corporation shall issue Additional Shares of Common
---------
(including Additional Shares of Common deemed to be issued pursuant to subsection 4(d)(iii), but excluding Additional Shares of Common issued pursuant to subsection 4(d)(iii)(2), which event is dealt with in subsection 4(d)(vi) hereof), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common so issued;

provided that for the purposes of this subsection (iv), all shares of Common
--------
Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to subsection (iii) above, such Additional Shares of Common shall be deemed to be outstanding, and provided further that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

          (v) Determination of Consideration.  For purposes of this subsection
              ------------------------------
4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

               (1) Cash and Property.  Such consideration shall:
                   -----------------

          (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

          (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

          (C) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

          (2) Options and Convertible Securities.  The consideration per share
              ----------------------------------
received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to subsection 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

          (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

          (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (vi) Adjustments for Subdivisions, Combinations, Consolidations or
               ------------------------------------------  -----------------
Stock Dividends.  In the event the outstanding shares of Common Stock shall be
---------------
subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, or shares of Common Stock shall have been issued by stock dividend, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (vii)  Adjustments for Other Distributions.  In the event the
                 -----------------------------------
Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of the Preferred Stock. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (viii)  Adjustments for Reclassification, Exchange and Substitution.
                  -----------------------------------------------------------
If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (e) No Impairment.  Except as provided in Section 5, the Corporation
              -------------
will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (f) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (g) Notices of Record Date.  In the event that this Corporation shall
              ----------------------
propose at any time:

          (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

          (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          (iv) to merge or consolidate with or into any other corporation or entity, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

          (1) at least 10 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

          (2) in the case of the matters referred to in (iii) and (iv) above, at least 10 days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be delivered personally or given by registered, certified or first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

          Section 5.  Covenants.
                      ---------

          (a) In addition to any other rights provided by law, so long as any shares of Series A Preferred or Series B Preferred are outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of such outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class:

          (i) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred or Series B Preferred;

          (ii) authorize shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred or Series B Preferred;

          (iii) reclassify any shares of Common Stock and any other shares of this Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred or Series B Preferred; or

          (iv) authorize a merger, sale of substantially all the assets, recapitalization, or reorganization of the Corporation (except where a majority of the outstanding equity securities of the Corporation after the merger, sale, recapitalization or reorganization is held by persons who were shareholders of this Corporation immediately prior to the merger or consolidation).

          (b) In addition to any other rights provided by law, so long as any shares of Series C Preferred is outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of such outstanding shares of Series C
Preferred:

          (i) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred;

          (ii) authorize shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred;

          (iii) reclassify any shares of Common Stock and any other shares of this Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred;

          (iv) declare the payment of any dividends on or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Preferred, Series B Preferred or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from (A) employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or (B) the repurchase of shares pursuant to repurchase or similar rights outstanding as of the Original Issue Date.

          (v) authorize a merger, sale of substantially all the assets, recapitalization, or reorganization of the Corporation (except where a majority of the outstanding equity securities of the Corporation after the merger, sale, recapitalization or reorganization is held by persons who were shareholders of this Corporation immediately prior to the merger or consolidation).

          Section 6.  No Reissuance of Preferred Shares.  No share or shares of
                      ---------------------------------
Preferred Stock which are converted, redeemed, purchased or otherwise acquired by the Corporation shall be reissued, and all such shares of Preferred Stock shall be cancelled and eliminated from the shares which the Corporation shall be authorized to issue.

          Section 7.  Residual Rights.  All rights accruing to the outstanding
                      ---------------
shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                   ARTICLE IV

          Section 1.  Limitation of Directors' Liability.  The liability of the
                      ----------------------------------
directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          Section 2.  Indemnification of Corporate Agents.  This corporation is
                      -----------------------------------
authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.

          Section 3.  Repeal or Modification.  Any repeal or modification of the
                      ----------------------
foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

                                     * * *

          3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

          4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 12,069,086 shares. The total number of outstanding shares of Series A Preferred Stock of the Corporation is 150,000. The total number of outstanding shares of Series B Preferred Stock of the Corporation is 316,313. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common Stock and,
(ii) more than 50% of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock, voting together as a separate class.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at San Francisco, California on January 31, 1997.



                              /s/ Michael J. McCloskey
                              -------------------------------------------
                              Michael J. McCloskey, Vice President, Chief
                              Financial Officer



                              /s/ Richard C. DeGolia
                              -------------------------------------------
                              Richard C. DeGolia, Secretary